Exhibit 10.1

FBO TRANSFER AGREEMENT

THIS AGREEMENT, dated September 27, 2022 (the "Effective Date"), is between FBO AIR-GARDEN CITY, INC. d/b/a SAKER AVIATION SERVICES (“Seller”) and CROSBY FLYING SERVICES, LLC (“Purchaser”) and confirms the agreement of the Seller to sell and Purchaser to purchase specified assets owned by Seller and used in its fixed base operation (the “FBO”) in leased facilities at 2117 South Air Service Road, Garden City, KS 67846 (the “Facilities”) in the Garden City Regional Airport in Garden City, Kansas (the “Airport”) owned by the City of Garden City, Kansas (the “City”) at a closing (the “Closing”) effective as of the Closing Date stated in Section 5(a) and the agreement of the Seller to support the sale of the goodwill included in those assets with a covenant not to disclose or compete upon the subject to following terms and conditions:

1.     Assets. The assets being sold and purchased (the “Assets”) include and are limited to the following:

a)     All rights of Seller, if any, in all leasehold improvements now or hereafter located and/or owned by Seller at the Facilities including, without limitation, all buildings, building fixtures, the fuel farms, and related equipment described in Schedule 2 (the “Leasehold Improvements”) currently leased by Seller as the lessee of the Facilities and operator of an FBO under the: (i) LEASE AGREEMENT, dated December 15, 2009 between the City and the Seller (the “2009 Airport Agreement”); and (ii) LEASE AGREEMENT, dated January 1, 2008 between the City and Aircraft Services, Inc., as assigned by Aircraft Services, Inc. to Seller and as amended by the ADDENDUM TO LEASE AGREEMENT dated December 5, 2017 between the City and Seller (the “2008 Airport Agreement”, each, an “Airport Agreement” and, collectively, the “Airport Agreements”) ;

b)     All furniture, fixtures, automobiles, trucks and other equipment which are owned by Seller and used in the FBO as of the Effective Date and as of the Closing Date, including, without limitation, the major items of furniture, fixtures, and equipment which are listed in Schedule 3 (the “Equipment”);

c)     All supplies and spare parts owned by Seller and located at the FBO as of the Closing Date (the “Supplies & Parts”);

d)     All work-in-progress arising out of services contracted to be performed at the FBO, which is outstanding as of the Closing Date, a complete listing of which will on the Closing Date be attached as Schedule 4 (the “Work-In-Progress”), which shall not include work-in-progress completed on or prior to the Closing Date or any amounts due to Seller in connection with such work;

e)     The entire inventory of aviation fuels and other products held for resale owned by Seller and located at the FBO as of the Closing Date and meeting the conditions described in Section 3(g) herein, a complete listing of which will on the Closing Date be attached as Schedule 5 (the “Inventory”);

f)     All rights of Seller under each of the contracts relating to its operations at the FBO as of the Effective Date and as of the Closing Date, a complete listing of which is attached as Schedule 6 (the “Contracts”);

g)     All assignable permits and licenses held by Seller in connection with the operation of the FBO, a complete listing of which is attached as Schedule 7 (the “Licenses”);

h)     All operating records of Seller relating to the FBO, including, without limitation, supplier lists, customer lists and similar information (the “Records”);

i)     All telephone numbers used by Seller in its operation of the FBO (the “Numbers”);

j)     All miscellaneous tangible assets owned by the Seller that are located at the FBO and used in the operation of the FBO (the “Miscellaneous Assets”); and

k)     All of the goodwill of Seller from the operation of the FBO (the “Goodwill”).

The Assets being purchased and sold include only those assets that are specifically identified above and will not include any other assets of Seller. Without limiting the foregoing, there will not be included in the Assets being purchased or sold any cash or cash equivalents or any corporate records of Seller, including, for the avoidance of doubt, tax returns of Seller (the “Excluded Assets”). On the Closing Date, the Airport Agreements will be terminated by Seller; Purchaser shall enter into a new lease agreement for the Facilities with the City; the Leasehold Improvements will be transferred by means of a: (a) LIMITED WARRANTY DEED in a form reasonably acceptable to the Purchaser and Seller (the “Warranty Deed”) with respect to that certain improvement identified as the Office located at 2117 S. Air Service Road pursuant to Section 1(c) of the 2009 Airport Agreement (the “Office Improvement”); and (b) QUIT CLAIM DEED attached as Exhibit A with respect to all Leasehold Improvements other than the Office Improvement (the “Quit Claim Deed” and, collectively the “DEEDS”); the Equipment, Supplies & Parts, Work-In-Progress, Inventory, Permits, Records, Numbers, Miscellaneous Assets, and Goodwill will be transferred by means of the BILL OF SALE attached as Exhibit B (the “Bill of Sale”); if any item of Equipment is evidenced by a Certificate of Title, such item will in addition be transferred by the endorsement and delivery to the Purchaser on the Closing Date of that original Certificate; the Contracts will be assigned and delegated by means of an ASSIGNMENT AND ASSUMPTION OF CONTRACTS attached as Exhibit C (the “Contracts Assignment”); and Seller will sign a NON-COMPETITION COVENANT attached as Exhibit D (the “Non-Competition Covenant”).

2.     Consideration. The consideration for the Assets and Non-Competition Covenants is $1,600,000.00 (the “Purchase Price”). The Purchase Price is established on the assumption that, as of the Closing Date the volume of the saleable fuel inventory will be equal to 20,000 gallons for Jet A and 5,000 gallons for Avgas (the “Fuel Inventory Target”) and that the Assets will be free and clear of all liens, encumbrances, or other charges, except the Permitted Encumbrances. The Purchase Price will be increased or decreased by the fair market value of the difference between the actual inventory of Jet A and Avgas as of the Closing and the Fuel Inventory Target and the adjustment for prepaid rents, fees, and other charges as described in Section 2(e) below (the “Closing Adjustment”). For purposes of this Section, Fair Market Value shall mean the actual replacement cost of each fuel to the Seller as of the Closing Date. The Purchase Price shall be allocated, reported to governmental authorities by both parties, and paid as follows:

a)     The purchase price for the Assets is $1,440,000.00 plus or minus the Closing Adjustment payable on the Closing Date (the “Closing Payment”); and

b)     The fee for the Non-Competition Covenants is $160,000.00 payable on the first anniversary of the Closing Date (the “Non-Competition Fee”).

The Purchaser’s commitment to pay the Non-Competition Fee is subject to the contingency that for so long as the Non-Competition Fee remains payable and for a period of seven (7) years after the Closing Date, the Seller, directly or indirectly, alone or in concert with others, will not for a period of seven (7) years after the Closing Date, engage in any business involving the operation of a fixed based operation supplying aviation fuels and lubricants or the supply of other goods or provision of services typically supplied or performed at fixed base operations at airports at any facility located within one hundred (100) miles of the Airport (the “Non-Competition Covenant” or “Payment Contingency”). For such purposes, the Seller will be deemed to engage in any business in which the Seller has any economic interest (as a sole proprietor, partner, shareholder or other equity holder) or any business for which the Seller provides any services (as a partner, employee, independent contractor or otherwise) or any business in which or for which Saker Aviation Services, Inc. (“Saker”) or any subsidiary or affiliate of Saker has any financial interest (as above) or provides any services (as above). The Seller acknowledges that if it does not comply with the Non-Competition Covenant, then unless the Purchaser elects to enforce its right under the Non-Competition Covenant to require the Seller to restrict activities so as to comply with the Non-Competition Covenant, the Purchaser, by written notice to the Seller may elect to release the Seller from further compliance with its Non-Competition Covenant and, by releasing the Seller from that compliance, the Purchaser will be released from the obligation to pay the Non-Competition Fee if it has not yet been paid as of the date that written notice is delivered and, if the Non-Competition Fee has been paid, the Seller will reimburse the Purchaser for the portion of the Non-Competition Fee that is allocable to the period following the date of that breach (dividing the Non-Competition Fee by the number of days in the seven (7) year period and allocating on a per diem basis based on the number of days before and the number of days on and after the date of that breach).

The Purchase Price will be allocated among the Assets in the manner stated in the IRS Form 8594 that is attached to this Agreement as Exhibit E;

c)     Purchaser shall assume as of the Closing Date and shall thereafter pay and perform when and as due all obligations under each of the Contracts to the extent such obligations are attributable to periods from and after the Closing Date;

d)     Purchaser shall assume as of the Closing Date and shall thereafter complete and perform all Work-In-Progress; however, any payment for any portion of Work-In-Progress performed prior to the Closing Date shall not be included in the Assets and shall remain the property of Seller and Purchaser shall promptly deliver any such payment received by it to Seller;

e)     Except for the Deposits, if any, prepaid rents and charges shall be adjusted as of the Closing: (1) with the Purchaser paying the Seller for any rents, fees, and other charges prepaid by the Seller; and (2) with the Seller paying the Purchaser for any rents, fees, and other charges prepaid by third parties to the Seller; and

f)     Seller has paid and will pay all real and personal property taxes allocable to the period prior to the Closing Date; and Purchaser will pay all real and personal property taxes allocable to the period from and after the Closing Date. To the extent that any other real or personal property taxes owed by the Seller will come due after the Closing Date, Purchaser shall, within thirty (30) days of receipt of each real or personal property tax bill, deliver to Seller an accounting of Seller’s obligations under such real or personal property tax bill and Seller shall pay to Purchaser the prorated share of that real or personal property tax bill within thirty (30) days of receipt of notice.

Except for the assumption of future obligations under the Contracts, Purchaser is not assuming any liabilities or other obligations of Seller. Without limiting the generality of the foregoing, the Purchaser is not assuming any accounts payable or accounts receivable of the Seller outstanding as of the Closing Date, any obligations to customers or suppliers of the Seller for goods or services provided prior to the Closing Date, any obligations to employees of the Seller for compensation or benefits accrued for periods prior to the Closing Date, or any obligations of Seller for any taxes or other governmental impositions. Seller agrees to pay and to perform when and as due and to hold Purchaser harmless from each of the liabilities and obligations of Seller not assumed by Purchaser.

3.     Seller Representations and Warranties. In connection with the transfer of the Assets, Seller represents and warrants to Purchaser as follows:

a)     This Agreement and all actions contemplated by Seller under this Agreement have been duly authorized by all necessary corporate action of Seller and, as of the Closing Date, Seller will have secured all consents and permits required in order to complete the transfer of the Assets as contemplated by the terms of this Agreement;

b)     The financial statements for the FBO that have been provided by Seller to Purchaser and that are included as part of Schedule 8 are accurate and complete in all material respects;

c)     The listing of employees of the business (name, position, pay rate, date of hire and benefits) that has been provided by Seller to Purchaser and that is included as part of Schedule 9 is accurate and complete in all material respects;

d)     Seller is the owner of and has good title to each of the Assets and will transfer to Purchaser, upon payment of the Closing Payment, good title to each of the Assets, subject to no lien, encumbrance or other charge other than Permitted Encumbrances (“Permitted Encumbrances” means (i) liens for taxes not yet payable, (b) statutory liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue, (c) zoning, entitlement, building and other similar restrictions , (d) easements, covenants, rights of way or other encumbrances or restrictions, if any, that are of record or that would be shown on a current and accurate title search and /or survey of the Facility, and (e) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar statutory liens arising or incurred in the ordinary course of business with respect to obligations that have not become delinquent);

e)     The Assets described in Section 1, constitute all of the material assets now used by Seller in the operation of the FBO;

f)     Each item of Equipment transferred to the Purchaser will as of the Closing Date be in good operating condition for its intended purpose, normal wear and tear excepted;

g)     Each item of Inventory transferred to Purchaser as of the Closing Date will conform in all material respects with all applicable specifications, will not be damaged in any material respect and will be saleable in the ordinary course of business;

h)     Seller has not received written notice of any failure of the Facilities to comply in any material respect with any applicable federal, state, or local laws, ordinances, regulations, or codes;

i)     The Facilities and Leasehold Improvements are in good operating conditions, normal wear and tear excepted. The Seller has complied in all material respects with its obligations, if any, to the City to repair and maintain the Facilities and, except as provided in Schedule 10, there are not as of the Effective Date and there will not be as of the Closing Date any material defects in the Facilities;

j)     To the actual knowledge of Seller, there is not as of the Effective Date and there will not be as of the Closing Date any contamination or other adverse environmental condition in the Facilities for which the Purchaser will have any current or pending investigation and/or remediation or other similar remedial or corrective action obligation as of the Closing Date pursuant to applicable environmental law resulting from or arising out of any contamination or other adverse environmental condition in the Facilities existing as of the Closing Date;

k)     The copies of the Airport Agreements and Contracts that Seller has provided to Purchaser are accurate and complete in all respects and as of the Effective Date and as of the Closing Date each Contract is and will be unchanged and will be in full force and effect as of the Closing Date, and, to Seller’s actual knowledge, neither the Seller nor any other party is or will be in breach of any material obligations under any Contract as of the Closing Date;

l)     To Seller’s actual knowledge, in its operation of the FBO, Seller has, prior to the Effective Date, been and will, from the Effective Date until the Closing Date, be in full compliance with all applicable laws, ordinances, regulations and other governmental requirements, including, without limitation, all such requirements imposed upon parties engaged in the aviation industry and all such requirements pertaining to the protection of the environment; and

m)     Seller will have, as of the Closing Date, filed all tax returns required under all applicable laws and will have paid all taxes payable by the Seller to all taxing authorities.

4.     Purchaser Representations and Warranties. In connection with the transfer of the Assets, Purchaser represents and warrants to Seller as follows:

a)     This Agreement and all actions contemplated by Purchaser under this Agreement have been duly authorized by all requisite limited liability company action on the part of Purchaser and Purchaser, as of the Closing Date, will have secured all consents and permits required in order for it to complete the purchase of the Assets as contemplated by the terms of this Agreement; and

b)     Purchaser, in its operation of the FBO from and after the Closing Date, will be in full compliance with all applicable laws, ordinances, regulations and other governmental requirements, including, without limitation, all such requirements imposed upon parties engaged in the aviation industry and all requirements pertaining to the protection of the environment.

Each of these warranties shall continue in effect following, and shall not be terminated as a result of, the closing of this Agreement.

5.     Closing/Conditions to Closing.

a)     Subject to the terms of this Agreement and to the satisfaction of the conditions specified in Sections 5(b) and 5(c), the closing of this Agreement shall be effective as of 12:01 a.m. on October 15, 2022 or such other date agreed to by the parties (the actual date, the “Closing Date”). On the Closing Date:

i)     Seller and Purchaser shall sign each of the Contracts Assignment and the Bill of Sale;

ii)     If any item of Equipment is evidenced by a Certificate of Title or a Certificate of Origin and the same is transferrable, Seller shall endorse that original Certificate to confirm transfer to the Purchaser. Purchaser shall receive the original endorsed Certificate and Seller shall retain a photocopy of that endorsed Certificate;

iii)     Seller shall sign and deliver the Deeds to confirm transfer to the Purchaser of the Leasehold Improvements and Purchaser shall receive the original Deeds and Seller shall retain a photocopy of those signed Deeds;

iv)     Seller shall deliver possession of the Assets to the Purchaser; and

v)     Purchaser shall pay the Closing Payment to or for the benefit of the Seller as follows:

(A)     payment to third party creditors of the Seller who hold security interests or other liens on any of the Assets of all amounts required to secure a release and discharge of all of those security interests and liens; and

(B)     payment to Seller of the balance of the Closing Payment by wire transfer of immediately available funds to an account directed by Seller;

b)     The obligation of Purchaser to close this Agreement is subject to satisfaction of each of the following conditions on or before the date specified for that condition below:

i)     On or prior to the Closing Date, Purchaser shall have determined from its due diligence inspections and reviews of the Assets that the condition of the Assets is acceptable to Purchaser in its discretion;

ii)     On or prior to the Closing Date, Purchaser shall have determined from the Commitment that the condition of title to the Leasehold Rights and Leasehold Improvements is acceptable to Purchaser in its discretion;

iii)     On or prior to the Closing Date, Purchaser shall have secured the approval of the City for a new lease between Purchaser and the City on terms acceptable to Purchaser (“City Approval”);

iv)     On or prior to the Closing Date, Seller shall have secured and delivered to Purchaser all consents (if any) required for the assignment and delegation by Seller to Purchaser of the rights and obligations of Seller under the Contracts and all approvals required of all governmental or regulatory agencies for the transfer of the Assets (collectively, the “Required Consents”);

v)     On the Closing Date, the Assets will be substantially the same as stated in the most recent balance sheet of the Seller included in Schedule 9, subject to changes in the ordinary course of business and Seller shall have paid all obligations and otherwise do all things necessary so that all security interests and other liens encumbering the Assets are terminated and discharged, except to the extent that the same shall be paid off and discharged on the Closing Date pursuant to Section 5(a)(v)(A), above;

vi)     On the Closing Date, each item of Equipment included in the Assets will be materially in the same physical condition as its physical condition on the Effective Date;

vii)     On or prior to the Closing Date, Purchaser shall have secured from First American Title Insurance Company (the “Title Company”) a Commitment for Title Insurance (the “Commitment”) committing to issue a Policy of Leasehold Title Insurance (the “Title Policy”) insure to the Purchaser marketable title to the Leasehold Rights and the Leasehold Improvements upon satisfaction of the requirements stated in that Commitment and shall have delivered such Commitment to Seller not less than ten (10) days prior to the Closing Date, and on or prior to the Closing Date, the Seller shall have either satisfied all of the requirements stated in the Commitment that are expressly the obligation of the Seller or have notified Purchaser that Seller is unable or unwilling to satisfy such requirements and Purchaser shall have paid to the Title Company the premiums required for the issuance of the Title Policy;

viii)     On the Closing Date Seller shall be in full material compliance with each of its covenants and commitments in this Agreement;

ix)     On the Closing Date, the Purchaser shall receive an opinion of counsel to Seller reasonably acceptable to Purchaser regarding such matters as are customarily requested in transactions of this type;

x)     On the Closing Date, the Seller shall have signed and delivered to the Purchaser its NON-COMPETITION COVENANT attached as Exhibit D;

xi)     On the Closing Date, the Seller’s representations and warranties in Section 3 shall be true and accurate, except to the extent that any event causing a failure of such representations and warranties to be true and accurate would not have a material adverse effect on the FBO; and

xii)     Purchaser’s obligation to close this Agreement is subject to Seller having completed, and Purchaser having reasonably approved, all of the Schedules to this Agreement prior to the Closing Date.

Purchaser reserves the right to waive any one or more of the above conditions upon notice to Seller.

c)     The obligation of Seller to close this Agreement is subject to satisfaction of the condition on that, on the Closing Date, Purchaser shall be in full compliance with each of its covenants and commitments in this Agreement and all of Purchaser’s warranties in this Agreement shall be accurate and complete in all material respects, (ii) on or prior to the Closing Date, Purchaser shall have secured the City Approval; and (iii) on or prior to the Closing Date, Seller shall have secured the Required Consents.

Seller reserves the right to waive the above condition upon notice to Purchaser.

6.     Indemnity.

a)     Purchaser hereby agrees to indemnify and to hold Seller, and its shareholder, directors, officers, employees and agents (the “Seller Parties”) harmless from and against any and all claims, demands, losses, liabilities, damages or expenses (including attorney fees and costs) incurred by any one or more of the Seller Parties based upon: (i) the operation of the FBO from and after the Closing Date; (ii) any breach by Purchaser of any of its commitments, covenants, representations, or warranties in this Agreement; or (iii) any acts or omissions of Purchaser or its employees or agents.

b)     Seller hereby agrees to indemnify and to hold Purchaser, and its shareholder, directors, officers, employees and agents (the “Purchaser Parties”) harmless from and against any and all claims, demands, losses, liabilities, damages or expenses (including attorney fees and costs) incurred by any one or more of the Purchaser Parties based upon: (i) the operation of the FBO prior to the Closing Date; (ii) any breach by Seller of any of its commitments, covenants, representations, or warranties in this Agreement; or (iii) any acts or omissions of Seller or its employees or agents.

If a party (the “Indemnified Party”) receives a claim from a third party constituting a claim, demands, loss, liability, damage, or expense subject to indemnification by the other party (the “Indemnifying Party”) under this Section 6, the Indemnified Party shall deliver written notice to the Indemnifying Party advising of such claim and, if the Indemnifying Party within ten (10) days following the date of delivery of that notice delivers a written notice to the Indemnified Party acknowledging that claim and undertaking the responsibility to respond to and resolve that claim, then the Indemnified Party will permit the Indemnifying Party to respond to and resolve that claim and will not pay that claim unless with the approval of the Indemnifying Party or unless required by the order of a court of competent jurisdiction; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will keep the Indemnified Party fully advised of the status of the claim and will permit the Indemnified Party to participate in efforts to resolve that claim. Purchaser may set off any amounts to which it may be entitled under this Article 6 for a breach of any representations and warranties made by the Seller, or if Seller fails to comply with any of the Post-Closing Covenants under Article 8 of this Agreement, against any amount of the Non-Competition Fee pursuant to this Agreement. Purchaser shall promptly notify Seller specifying in reasonable detail the basis for such set-off, and Purchaser may withhold any amount of the Non-Competition Fee in an amount that, in its reasonable judgment, is sufficient to cover the amount of such claim until final determination of the relevant claim, whether by a non-appealable court order or final settlement of the dispute. Upon such final determination of the amount of such claim, Purchaser shall be entitled to that portion of the withheld amount required to satisfy the claim in full. Neither the exercise of nor the failure to exercise such right of set off shall limit the right of Purchaser to exercise any other remedies that may be available to it. The maximum aggregate obligation of either party for breaches of representations and warranties under this Agreement shall not exceed the Purchase Price. Except for Sections 3(a), 3(d), 3(j), and 3(m), which shall survive for twenty four (24) months following the Closing Date, the representations of Seller set forth in Section 3 shall survive until the date that is twelve (12) months following the Closing Date.

Except for any specific performance and equitable relief as ordered by a court of competent jurisdiction, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 6. In furtherance of the foregoing, except with claims arising from fraud, criminal or intentional misconduct, each party hereby waives, from and after the Closing Date, to the fullest extent permitted under any applicable law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any applicable law, except pursuant to the indemnification provisions set forth in this Section 6. Nothing in this Section 6 shall limit any party’s right to seek and obtain any equitable relief to which such party shall be entitled pursuant to applicable law or to seek any remedy on account of fraud, criminal or intentional misconduct.

7.     Employees. Prior to the Closing Date, Seller will permit Purchaser access to all of Seller’s employees for the purpose of interviewing those employees who Purchaser determines to hire to work in the FBO following the Closing Date and as of the Closing Date the Seller will terminate the employment of each of its employees to whom the Purchaser has extended an offer of employment which has been accepted by that employee (the “Retained Employees”). The Seller will be solely responsible for all compensation, benefits and taxes payable to or with respect to all of its employees (including both those employees retained by Purchaser and those employees not retained by the Purchaser) for services performed prior to the Closing Date and will pay all such amounts when due. The Purchaser shall hire all Retained Employees as “new hires” as of the Closing Date at salaries or hourly rates, and with benefits substantially equivalent to, what such Retained Employee earns from Seller immediately prior to the Closing Date, and each Retained Employee shall receive service credit for benefit eligibility and accrual purposes for such Retained Employee’s time served to Seller as of the Closing Date. Purchaser shall be solely responsible for all compensation, benefits and taxes payable to or with respect to the Retained Employees for services performed on and after the Closing Date.

8.     Covenants.

a)     Each of the parties shall use his, her, or its reasonable best efforts, from the Effective Date through the Closing Date, to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 5). If at any time after the closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 6);

b)     Through the Closing Date, Seller shall provide to the officers, employees, consultants, and authorized representatives of Purchaser (including accountants and attorneys), during normal business hours of the Seller, reasonable access to the offices, properties, employees, and business and financial records (including computer files, retrieval programs and similar documentation,) of the Seller and to furnish to Purchaser and its authorized representatives such additional information concerning the Seller and the business;

c)     During the period between the Effective Date and the Closing Date, Seller shall notify and to secure the consent, approval or waiver, in form and substance reasonably satisfactory to Purchaser, for each of the Required Consents; provided, however, that Seller shall not make any agreement or understanding adversely affecting the Assets or the business of the Seller or FBO as a condition for obtaining any such consent, approvals or waivers, except with the prior written consent of Purchaser;

d)     Through the Closing Date, Seller shall operate and carry on the business of the Seller and FBO only in the ordinary course of business and substantially as presently operated. Except as expressly contemplated by this Agreement or unless with the express written approval of Purchaser, Seller shall not at any time prior to the Closing Date: (i) take any action or fail to take any action that would result in the imposition of any encumbrance on any asset of the Seller; (iii) take any action or fail to take any action that is reasonably likely to result in any of the conditions contemplated in Section 5 of this Agreement to not be satisfied; or (v) take any action or fail to take any action that would cause the breach of any representation or warranty contained in Section 3;

e)     From the Effective Date through the Closing Date, each party shall promptly notify the other parties in writing of any event, condition or circumstance occurring between the Effective Date and the Closing Date that would cause any representation or warranty of the notifying party to become materially misleading, inaccurate or false or that would constitute a violation or breach of this Agreement or any representation, warranty, covenant or agreement contained in this Agreement. No disclosure by any party pursuant to this Section 8(e), however, shall be deemed to amend or supplement any Schedule attached hereto or prevent or cure any misrepresentation or breach, nor shall any such notification be considered to constitute or give rise to a waiver by the non-notifying party of any condition set forth in this Agreement or any remedy to which such party may be entitled hereunder;

f)     From the Effective Date through the earlier of the Closing Date or termination of this Agreement, Seller agrees not to sell, transfer, dispose of or encumber, or agree to do any of the foregoing with respect to, any material portion of the Assets, and Seller agrees not to directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any information or assistance to, any party concerning any acquisition of an equity interest in, or a merger, consolidation, liquidation, dissolution, or disposition of assets (other than as specifically permitted pursuant to this Agreement) of the Seller;

g)     Following the Closing Date, the Seller will provide reasonable assistance to the Purchaser in the transition of the Business of the FBO to the Seller subject to Purchaser reimbursing the Seller for any out-of-pocket expenses necessarily and reasonably incurred by the Seller in providing that assistance;

h)     Following the Closing Date, the Seller will provide reasonable assistance to the Purchaser in transferring and novating the DLA Energy Contract bearing solicitation number SPE60721D0058;

i)     Following the Closing Date, the Seller will comply with its Non-Competition Covenants; and

j)     Following the Closing Date, the Seller will not and will cause its shareholders, directors, officers, employees, or other agents (the “Seller Representatives”) not to at any time in the future, use or disclose to others any information which relates to the business of the Seller’s FBO and which is not generally known to the public (the “Proprietary Information”). For such purposes, Proprietary Information will include, without limitation, the following items: any customer lists of the FBO, including any identifications of “contact persons”; any data relating to the historical requirements of customers of the FBO for aviation fuel or aviation services; any information regarding the pricing policies and procedures of Seller in the conduct of its business at the FBO; any lists of suppliers to the FBO, including any identifications of “contact persons”; any information regarding any volume capabilities of any suppliers to the FBO or volume requirements of customer to the FBO; any information regarding pricing and other terms of sale by the suppliers to the FBO; any non-public information about employees of the FBO; or any general research and development information relating to existing or proposed business of the FBO. The Seller acknowledges that a breach by the Seller or its Seller Representatives of any provision of this Section 8(e) may or will result in damage to Purchaser which is irreparable in nature and not susceptible to monetary determination and agrees that in the event of any such breach the Purchaser, in addition to all other remedies permitted under applicable law, may seek and secure compliance by Seller with this Section 8(e) through injunctive relief by an order of a Court of competent jurisdiction.

9.     Termination. This Agreement may be terminated by written notice:

a)     at any time prior to the Closing Date by mutual consent of Purchaser and Seller;

b)     at any time prior to the Closing Date by Purchaser if it, in its sole discretion, is not satisfied with the results of its due diligence or the Commitment;

c)     at any time prior to the Closing Date by Purchaser if it, in its sole discretion, is not satisfied with the finalized Schedules;

d)     at any time prior to the Closing Date by Seller or Purchaser if it, in its sole discretion, is not satisfied with the City Approval;

e)     by Purchaser or by Seller if the Closing shall not have taken place on or before October 31, 2022; provided that the non‑occurrence of the Closing by such date is not attributable to a breach of the terms of this Agreement by the party seeking termination;

f)     by Purchaser if in Purchaser's reasonable judgment there has occurred a material adverse effect on the Facilities prior to the Closing Date;

g)     by either party if the other party has breached any representation, warranty or covenant contained in this Agreement in any material respect, the non-breaching party has notified the breaching party of the breach, and the breach has continued uncured for a period of thirty (30) days after the notice of breach; or

h)     by Seller or Purchaser if any permanent injunction, decree or judgment by any governmental body preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable, it being agreed that the parties shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence).

If this Agreement is terminated pursuant to this Section 9, then each of the parties shall be relieved of its duties and obligations arising under this Agreement as of the date of such termination and this Agreement shall become void and have no further force or effect, except that Section 6, Section 9, and Section 11 shall survive any such termination and shall continue to be enforceable hereunder; provided, however, that notwithstanding anything to the contrary contained herein, in no event shall termination relieve any party in default or breach of this Agreement prior to such termination from any liability for damages incurred by the other party as a result of such default or breach including, without limitation, actual damages arising out of or resulting from the failure or refusal of a party to close without cause or justification pursuant to this Agreement for such failure or refusal.

10.     Miscellaneous.

a)     Any notice permitted or required under this Agreement shall be in writing and shall be sent to the addressee at the address or fax number specified below. Notice by mail shall be sent by certified mail, return receipt requested and shall be deemed “delivered” on the third (3rd) business day after deposit with the U.S. Postal Service. Notice by courier shall be deemed “delivered” on the next business day following the date of confirmed delivery to the address of the addressee. Notice by fax shall be deemed “delivered” on the next business day following the date of confirmed transmission to the fax number of the addressee.

Seller:	FBO AIR-GARDEN CITY, INC. P.O. Box 3161 Newton, NJ 07860 Attention: Mark Raab Email: *

With a copy to:	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Attention: Alex R. McClean Email: *

Purchaser:	CROSBY FLYING SERVICES, LLC 3524 Lincoln Ave. Hangar 40S Fort Worth, Texas 76106 Mailing: P.O. Box 351 Fort Worth, Texas 76101 Attention: Coley Means Email: *

b)     This Agreement shall be governed by and construed in accordance with the federal law and the laws of the State of Kansas.

c)     This Agreement, together with the referenced Schedules and Exhibits, constitutes the entire agreement of the parties with respect to the subject matter hereof and shall not be cancelled or modified unless by subsequent document signed by each of the parties.

EXECUTED as of the date first written above.

FBO AIR-GARDEN CITY, INC. By: /s/ Samuel D. Goldstein Samuel D. Goldstein Chief Executive Officer and President	CROSBY FLYING SERVICES, LLC By: /s/ Coley Means Coley Means, Manager